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                                                                    EXHIBIT 99.1



                          MEDAREX TO ACQUIRE GENPHARM


BALTIMORE, MD, MAY 6 1997 -- Medarex, Inc. (NASDAQ: MEDX) announced today at the Alex Brown Healthcare Conference that it has signed a definitive agreement to acquire GenPharm International, Inc., for up to $65 million in Medarex common stock. Through this acquisition, Medarex will expand its business and technology base to include GenPharm's patented HuMab-Mouse/(TM)/, an antibody discovery platform that complements Medarex's patented Bispecific antibody technology. In addition, Medarex expects to receive cash of $33 million by the end of 1998 through a combination of GenPharm's cash on hand and certain patent license fees and related payments from third parties. Through this acquisition, Medarex will also obtain three new corporate partnerships with Eisai Company Ltd., Centocor, Inc. and LeukoSite, Inc.

This transaction is expected to close in the third quarter of 1997. Medarex will issue stock worth up to $65 million -- up to 3.5 million shares will be issued in 1997 following the approval of the transaction by GenPharm's shareholders and the completion of certain other legal and regulatory requirements. The shares issued in 1997 will be subject to "lock-up" restrictions on transfer. Additional shares will be issued by the end of 1998 for the balance of the purchase price but only to the extent that GenPharm has received the patent license fees and related payments mentioned above.

GenPharm's HuMab-Mouse/(TM)/ may be used to generate human monoclonal antibodies with strong binding abilities to a wide variety of disease targets. With this technology, Medarex intends to develop fully human targeting antibodies that can be linked to its patented Bispecific/Trigger technology and to create therapeutic monoclonal antibodies. Medarex plans to undertake development of these products with its in-house manufacturing, regulatory and clinical development capabilities. There is also synergy with Medarex's new subsidiary, Medarex-Europe, which has transgenic mouse expertise.

GenPharm International, Inc., a privately held biopharmaceutical company, has specialized in the development of transgenic mice for the creation of fully human monoclonal antibodies. The transgenic mice have had human antibody genes inserted and have had certain mouse antibody genes inactivated.
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Medarex, Inc., is a biopharmaceutical company developing therapeutics targeted to enhance and direct the body's natural immune system to fight disease. Medarex's core technology directs natural immune responses against foreign pathogens and tumor cells. Medarex is applying its proprietary technology to design and develop immunologically based products for the treatment of cancer, infectious diseases and autoimmune disorders.

Certain statements in this press release consist of forward-looking statements that involve risks and uncertainties, including, but not limited to, uncertainties regarding the completion of the acquisition, difficulties that may be encountered in integrating the businesses and technologies of Medarex and GenPharm following the merger and other risks that may be detailed from time to time in Medarex's periodic reports and registration statements filed with the Securities and Exchange Commission.